Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings

Q4 2020 Highlights
•Comparable sales grew 20.5 percent, reflecting comparable traffic growth of 6.5 percent and a 13.1 percent increase in average ticket.
◦Store comparable sales increased 6.9 percent. Digital comparable sales grew 118 percent, accounting for two-thirds of the Company's overall comp growth.
◦Same-day services (Order Pick Up, Drive Up and Shipt) grew 212 percent, led by more than 500 percent growth in Drive Up.
◦More than 95 percent of Target’s fourth quarter sales were fulfilled by its stores.
•EPS established an all-time high with GAAP EPS of $2.73 and Adjusted EPS of $2.67.
•The Company continued to gain market share across all five of its core merchandising categories.
Full-Year 2020 Highlights
•Target's 2020 sales growth of more than $15 billion was greater than the Company's total sales growth over the prior 11 years.
•Comparable sales grew 19.3 percent, reflecting 7.2 percent growth in store comparable sales, and 145 percent growth in digital comparable sales.
•Target's digital sales grew by nearly $10 billion in 2020, driven by 235% growth in the Company's same-day services.
•GAAP EPS from continuing operations of $8.64 was 36.3 percent higher than last year, while Adjusted EPS of $9.42 grew 47.4 percent compared with last year.
•The Company gained approximately $9 billion in market share.

For additional media materials, please visit:
https://corporate.target.com/article/2021/03/q4-fy2020
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 2 of 13

MINNEAPOLIS (March 2, 2021) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2020 results. The company reported GAAP earnings per share (EPS) from continuing operations of $2.73 in fourth quarter and $8.64 for full-year 2020, compared with $1.63 and $6.34 in 2019, respectively. Adjusted EPS was $2.67 for the fourth quarter and $9.42 for the full-year, compared with $1.69 and $6.39 in 2019, respectively. Full-year GAAP EPS included a $0.75 loss on debt extinguishment, which was excluded from Adjusted EPS. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
"Following years of investment to build a durable, scalable and sustainable business model, we saw record growth in 2020, as our guests turned to Target to safely provide for their families throughout the pandemic," said Brian Cornell, chairman and chief executive officer of Target Corporation. "With the strength of our unique, multi-category assortment and the flexibility we offer through our reliable and convenient fulfillment options, we gained nearly $9 billion in market share in 2020, and grew our revenue by $15 billion, which is more than the 11 prior years combined. As we look ahead to 2021 and beyond, we see continued opportunity to invest in our business and our team, building on the strong foundation we've established to drive market share gains and deliver profitable growth for years to come."

Fiscal 2021 Guidance
In the first quarter of 2020, the Company withdrew its guidance, in light of the highly fluid and uncertain outlook for consumer shopping patterns and the impact of COVID-19. In the face of continued uncertainty, the company is not providing sales and EPS guidance for Fiscal 2021 and beyond.

Operating Results
The Company’s total comparable sales grew 20.5 percent in the fourth quarter, reflecting comparable stores sales growth of 6.9 percent and digital sales growth of 118 percent. Total revenue of $28.3 billion grew 21.1 percent compared with last year, driven by sales growth of 21.0 percent and a 28.7 percent increase in other revenue. Operating income was $1.8 billion in fourth quarter 2020, up 53.2 percent from $1.2 billion in 2019.
Fourth quarter operating income margin rate was 6.5 percent in 2020 compared with 5.1 percent in 2019. Fourth quarter gross margin rate was 26.8 percent, compared with 26.3 percent in 2019, reflecting the benefit of merchandising actions, most notably the unusually low markdown rates, partially offset by the impact of higher digital fulfillment and supply chain costs, along with the impact of category mix. Fourth
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Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 3 of 13

quarter SG&A expense rate was 19.2 percent in 2020, in line with 19.3 percent in 2019, as investments in safety and team member pay and benefits were offset by leverage resulting from strong revenue growth.
Full-year sales increased 19.8 percent to $92.4 billion from $77.1 billion last year, reflecting a 19.3 percent increase in comparable sales combined with sales from non-mature stores. Full-year revenue of $93.6 billion grew 19.8 percent compared with 2019, reflecting sales growth of 19.8 percent and an 18.2 percent increase in other revenue.
Full-year operating income was $6.5 billion in 2020, an increase of 40.4 percent from $4.7 billion last year. Full-year gross margin rate was 28.4 percent, compared with 28.9 percent in 2019. This rate decline reflects unfavorable category sales mix and higher supply chain and fulfillment costs from channel mix, partially offset by markdown favorability. Full-year SG&A expense rate was 19.9 percent in 2020, compared with 20.8 percent in 2019, reflecting significant leverage on fixed costs that offset investments in team member pay, benefits, and safety.

Interest Expense and Taxes
The Company’s fourth quarter 2020 net interest expense was $106 million, compared with $118 million last year. The decrease was primarily due to a $10 million charge recognized for the early retirement of debt in the fourth quarter of 2019.
Full-year 2020 net interest expense was $977 million, compared with $477 million in 2019. The increase was driven primarily by a $512 million charge related to the early retirement of debt in third quarter 2020.
Fourth quarter 2020 effective income tax rate was 20.2 percent, a decrease from 20.7 percent last year. The Company’s full-year 2020 effective income tax rate from continuing operations was 21.2 percent compared with 22.0 percent in 2019, which reflects a larger rate benefit from discrete items, primarily related to share-based payments and resolution of certain income tax matters, partially offset by the rate impact of higher earnings, compared with the prior year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $341 million in the fourth quarter, compared with $334 million last year, reflecting a 3.0 percent increase in the dividend per share, partially offset by a decline in average share count.
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Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 4 of 13

Target did not repurchase any of its shares in the fourth quarter. The Company has resumed share repurchases in fiscal 2021, consistent with its long-standing capital deployment policies and within the limits of its strong, middle-A credit ratings. As of the end of the fourth quarter, the Company had approximately $4.5 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in September 2019.
For the trailing twelve months through fourth quarter 2020, after-tax return on invested capital (ROIC) was 23.5 percent, compared with 16.0 percent for the twelve months through fourth quarter 2019. This increase was driven primarily by higher profitability combined with a decrease in the base of invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 8:00 a.m. CST today. Investors and the media are invited to listen to the meeting at Investors.Target.com (hover over “investors” then click on “events & presentations”). A replay of the webcast will be available within four hours of the meeting’s conclusion.

Miscellaneous
Statements in this release regarding the Company’s future financial performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 1, 2020 and Item 1A of the Company’s Form 10-Q for the fiscal quarter ended May 2, 2020. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
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Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 5 of 13

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
For more on the Target Foundation, click here.
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Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 30, 2021	February 1, 2020	Change	January 30, 2021	February 1, 2020	Change
Sales	$27,997	$23,133	21.0%	$92,400	$77,130	19.8%
Other revenue	342	265	28.7	1,161	982	18.2
Total revenue	28,339	23,398	21.1	93,561	78,112	19.8
Cost of sales	20,485	17,056	20.1	66,177	54,864	20.6
Selling, general and administrative expenses	5,448	4,504	20.9	18,615	16,233	14.7
Depreciation and amortization (exclusive of depreciation included in cost of sales)	570	640	(10.8)	2,230	2,357	(5.4)
Operating income	1,836	1,198	53.2	6,539	4,658	40.4
Net interest expense	106	118	(9.3)	977	477	105.1
Net other (income) / expense	—	29	(106.3)	16	(9)	(285.9)
Earnings from continuing operations before income taxes	1,730	1,051	64.7	5,546	4,190	32.4
Provision for income taxes	350	218	60.6	1,178	921	27.9
Net earnings from continuing operations	1,380	833	65.8	4,368	3,269	33.6
Discontinued operations, net of tax	—	1		—	12
Net earnings	$1,380	$834	65.6%	$4,368	$3,281	33.1%
Basic earnings per share
Continuing operations	$2.76	$1.64	67.7%	$8.72	$6.39	36.4%
Discontinued operations	—	—		—	0.02
Net earnings per share	$2.76	$1.65	67.4%	$8.72	$6.42	35.8%
Diluted earnings per share
Continuing operations	$2.73	$1.63	67.7%	$8.64	$6.34	36.3%
Discontinued operations	—	—		—	0.02
Net earnings per share	$2.73	$1.63	67.5%	$8.64	$6.36	35.8%
Weighted average common shares outstanding
Basic	500.8	506.2	(1.1)%	500.6	510.9	(2.0)%
Diluted	506.0	511.9	(1.2)%	505.4	515.6	(2.0)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.68	$0.66	3.0%	$2.70	$2.62	3.1%
Note: Per share amounts may not foot due to rounding.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	January 30, 2021	February 1, 2020
Assets
Cash and cash equivalents	$8,511	$2,577
Inventory	10,653	8,992
Other current assets	1,592	1,333
Total current assets	20,756	12,902
Property and equipment
Land	6,141	6,036
Buildings and improvements	31,557	30,603
Fixtures and equipment	5,914	6,083
Computer hardware and software	2,765	2,692
Construction-in-progress	780	533
Accumulated depreciation	(20,278)	(19,664)
Property and equipment, net	26,879	26,283
Operating lease assets	2,227	2,236
Other noncurrent assets	1,386	1,358
Total assets	$51,248	$42,779
Liabilities and shareholders’ investment
Accounts payable	$12,859	$9,920
Accrued and other current liabilities	6,122	4,406
Current portion of long-term debt and other borrowings	1,144	161
Total current liabilities	20,125	14,487
Long-term debt and other borrowings	11,536	11,338
Noncurrent operating lease liabilities	2,218	2,275
Deferred income taxes	990	1,122
Other noncurrent liabilities	1,939	1,724
Total noncurrent liabilities	16,683	16,459
Shareholders’ investment
Common stock	42	42
Additional paid-in capital	6,329	6,226
Retained earnings	8,825	6,433
Accumulated other comprehensive loss	(756)	(868)
Total shareholders’ investment	14,440	11,833
Total liabilities and shareholders’ investment	$51,248	$42,779
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 500,877,129 and 504,198,962 shares issued and outstanding as of January 30, 2021, and February 1, 2020, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 30, 2021	February 1, 2020
Operating activities
Net earnings	$4,368	$3,281
Earnings from discontinued operations, net of tax	—	12
Net earnings from continuing operations	4,368	3,269
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,485	2,604
Share-based compensation expense	200	147
Deferred income taxes	(184)	178
Loss on debt extinguishment	512	10
Noncash losses / (gains) and other, net	86	29
Changes in operating accounts:
Inventory	(1,661)	505
Other assets	(137)	18
Accounts payable	2,925	140
Accrued and other liabilities	1,931	199
Cash provided by operating activities—continuing operations	10,525	7,099
Cash provided by operating activities—discontinued operations	—	18
Cash provided by operations	10,525	7,117
Investing activities
Expenditures for property and equipment	(2,649)	(3,027)
Proceeds from disposal of property and equipment	42	63
Other investments	16	20
Cash required for investing activities	(2,591)	(2,944)
Financing activities
Additions to long-term debt	2,480	1,739
Reductions of long-term debt	(2,415)	(2,069)
Dividends paid	(1,343)	(1,330)
Repurchase of stock	(745)	(1,565)
Stock option exercises	23	73
Cash required for financing activities	(2,000)	(3,152)
Net increase in cash and cash equivalents	5,934	1,021
Cash and cash equivalents at beginning of period	2,577	1,556
Cash and cash equivalents at end of period	$8,511	$2,577

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 9 of 13

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Twelve Months Ended
(unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Gross margin rate	26.8%	26.3%	28.4%	28.9%
SG&A expense rate	19.2	19.3	19.9	20.8
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.0	2.7	2.4	3.0
Operating income margin rate	6.5	5.1	7.0	6.0
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $178 million and $666 million of profit-sharing income under our credit card program agreement for the three and twelve months ended January 30, 2021, respectively, and $176 million and $680 million for the three and twelve months ended February 1, 2020, respectively.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Comparable sales change	20.5%	1.5%	19.3%	3.4%
Drivers of change in comparable sales:
Number of transactions	6.5	1.3	3.7	2.7
Average transaction amount	13.1	0.2	15.0	0.7

Contribution to Comparable Sales Change	Three Months Ended		Twelve Months Ended
(unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Stores originated channel comparable sales change	6.9%	(0.7)%	7.2%	1.4%
Contribution from digitally originated sales to comparable sales	13.6	2.2	12.1	1.9
Total comparable sales change	20.5%	1.5%	19.3%	3.4%
Note: Amounts may not foot due to rounding.

Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Stores originated	77.9%	87.7%	82.1%	91.2%
Digitally originated	22.1	12.3	17.9	8.8
Total	100%	100%	100%	100%

RedCard Penetration	Three Months Ended		Twelve Months Ended
(unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Target Debit Card	12.4%	12.4%	12.3%	12.6%
Target Credit Cards	9.3	10.9	9.2	10.7
Total RedCard Penetration	21.7%	23.3%	21.5%	23.3%
Note: Amounts may not foot due to rounding.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 10 of 13

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
170,000 or more sq. ft.	273	272	48,798	48,619
50,000 to 169,999 sq. ft.	1,509	1,505	189,508	189,227
49,999 or less sq. ft.	115	91	3,342	2,670
Total	1,897	1,868	241,648	240,516
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	January 30, 2021			February 1, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$2.73			$1.63	67.7%
Adjustments
Loss on debt extinguishment	$—	$—	$—	$10	$8	$0.02
(Gain) / loss on investment (a)	—	(3)	(0.01)	41	31	0.06
Other (b)	(5)	(4)	(0.01)	(9)	(6)	(0.01)
Other income tax matters (c)	—	(21)	(0.04)	—	—	—
Adjusted diluted earnings per share from continuing operations			$2.67			$1.69	58.2%

Reconciliation of Non-GAAP Adjusted EPS	Twelve Months Ended
	January 30, 2021			February 1, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$8.64			$6.34	36.3%
Adjustments
Loss on debt extinguishment	$512	$379	$0.75	$10	$8	$0.01
Loss on investment (a)	19	14	0.03	41	31	0.06
Other (b)	28	20	0.04	(17)	(13)	(0.02)
Other income tax matters (c)	—	(21)	(0.04)	—	—	—
Adjusted diluted earnings per share from continuing operations			$9.42			$6.39	47.4%
Note: Amounts may not foot due to rounding.

(a)Represents a (gain) / loss on our investment in Casper Sleep Inc., which is not core to our continuing operations.
(b)For 2020, represents store damage and inventory losses related to civil unrest, net of insurance recoveries. For 2019, represents insurance recoveries related to the 2013 data breach.
(c)Represents benefits from the resolution of certain income tax matters unrelated to current period operations.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 12 of 13

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings from continuing operations before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(dollars in millions) (unaudited)	January 30, 2021	February 1, 2020	Change	January 30, 2021	February 1, 2020	Change
Net earnings from continuing operations	$1,380	$833	65.8%	$4,368	$3,269	33.6%
+ Provision for income taxes	350	218	60.6	1,178	921	27.9
+ Net interest expense	106	118	(9.3)	977	477	105.1
EBIT	$1,836	$1,169	57.3%	$6,523	$4,667	39.8%
+ Total depreciation and amortization (a)	637	699	(9.2)	2,485	2,604	(4.6)
EBITDA	$2,473	$1,868	32.4%	$9,008	$7,271	23.9%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Fourth Quarter and Full-Year 2020 Earnings — Page 13 of 13

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	January 30, 2021	February 1, 2020
Operating income	$6,539	$4,658
+ Net other income / (expense)	(16)	9
EBIT	6,523	4,667
+ Operating lease interest (a)	87	86
- Income taxes (b)	1,404	1,045
Net operating profit after taxes	$5,206	$3,708

Denominator	January 30, 2021	February 1, 2020	February 2, 2019
Current portion of long-term debt and other borrowings	$1,144	$161	$1,052
+ Noncurrent portion of long-term debt	11,536	11,338	10,223
+ Shareholders' investment	14,440	11,833	11,297
+ Operating lease liabilities (c)	2,429	2,475	2,170
- Cash and cash equivalents	8,511	2,577	1,556
Invested capital	$21,038	$23,230	$23,186
Average invested capital (d)	$22,134	$23,208

After-tax return on invested capital	23.5%	16.0%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates for continuing operations, which were 21.2 percent and 22.0 percent for the trailing twelve months ended January 30, 2021, and February 1, 2020, respectively. For the twelve months ended January 30, 2021, and February 1, 2020, includes tax effect of $1.4 billion and $1.0 billion, respectively, related to EBIT and $18 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.